Exhibit 99.1

One Tribology Center Oxford, Connecticut 06478 Phone: 203.267.7001 Fax: 203.267.5000 rbcbearings.com

RBC Bearings Launches New Environmental, Social, and Governance Webpage

Oxford, CT - July 9, 2020 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly engineered precision bearings and components for the industrial, aerospace and defense industries, today announced it has launched a new environmental, social and governance (ESG) section of its website, which highlights the various ESG values that are important to RBC Bearings and its stakeholders. The new section of the website can be found by visiting http://investor.rbcbearings.com.

Chairman and Chief Executive Officer, Dr. Michael J. Hartnett, commented, “We are excited to unveil this new section of our website where our business partners, investors, employees and other stakeholders can easily access information related to how we govern our Company and manage our impact on the environment and society. While our ESG values have always been paramount to our organization, having a dedicated online portal will allow us to maintain transparency and the most up to date ESG information.”

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Ernest D. Hawkins

203-267-5010

ehawkins@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com